                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             COLTEC INDUSTRIES INC
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Coltec Industries                         COLTEC INDUSTRIES INC
[LOGO]                                    3 COLISEUM CENTRE
                                          2550 WEST TYVOLA ROAD
                                          CHARLOTTE, NC 28217

--------------------------------------------------------------------------------

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--MAY 8, 1997

To the Shareholders of Coltec Industries Inc:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coltec Industries Inc ('Coltec') will be held at The Park Hotel, 2220 Rexford Road, Charlotte, North Carolina, on Thursday, May 8, 1997, at 9:30 a.m., local time, for the following purposes and for the transaction of such other business as may be properly brought before the meeting:

          1. Electing a Board of Directors consisting of seven members. [Proposal 1]

          2. Acting upon a proposal to approve and authorize the 1997 Restricted Stock Plan for Outside Directors. [Proposal 2]

          3. Ratifying the appointment of Arthur Andersen LLP as the independent public accountants of Coltec to serve as such at the pleasure of the Board of Directors. [Proposal 3]

     Only holders of record of Common Stock of Coltec at the close of business on March 25, 1997, are entitled to notice of the meeting and to vote thereat and at any and all adjournments thereof.

                                          By order of the Board of Directors

                                          Robert J. Tubbs
                                          Secretary

April 4, 1997
--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

          TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID
                                RETURN ENVELOPE.

--------------------------------------------------------------------------------

Coltec Industries                         COLTEC INDUSTRIES INC
[LOGO]                                    3 COLISEUM CENTRE
                                          2550 WEST TYVOLA ROAD
                                          CHARLOTTE, NC 28217


--------------------------------------------------------------------------------

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 8, 1997

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Coltec Industries Inc ('Coltec') of proxies for use at the Annual Meeting of Shareholders of Coltec to be held on May 8, 1997, and at any adjournments thereof (the 'Annual Meeting'). The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to Coltec's shareholders is April 4, 1997. Any proxy being solicited herewith may be revoked at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been given to the Secretary of Coltec. Appearance in person at the Annual Meeting will not constitute a revocation of an otherwise valid proxy. In the event that shares are represented by more than one properly executed proxy, the proxy bearing the most recent date will be voted at the Annual Meeting.

     Each shareholder of record on March 25, 1997 is entitled to vote every share held in his or her name on the books of Coltec. On March 25, 1997, there were outstanding 66,469,666 shares of Coltec's Common Stock, par value $.01 per share (not including 3,961,618 shares held in treasury and 25,000,000 shares held by a wholly owned subsidiary) (the 'Common Stock'). Coltec's transfer books will not be closed. Each share which may be voted at the Annual Meeting is entitled to one vote on all matters to be considered. Votes will be counted and certified by the Inspector of Election, who is an employee of ChaseMellon Shareholder Services, L.L.C., Coltec's independent Transfer Agent and Registrar. Under Securities and Exchange Commission rules, boxes and designated blank spaces are provided on the accompanying form of proxy for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for director or to abstain on Proposals 2 or 3. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individual. In accordance with Pennsylvania law, abstentions are not counted in determining the votes cast in connection with Proposals 2 or
3. Under New York Stock Exchange rules, the election of directors and appointment of independent auditors are considered 'discretionary' items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the shareholders' meeting.

     The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote is the required quorum for the transaction of business at the meeting.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     One purpose of the meeting is to elect seven directors to serve until the next Annual Meeting or until their successors are elected and qualified. The seven nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the meeting will be elected directors of Coltec (assuming a quorum is present). All proxies will be voted in accordance with instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form of proxy will vote for the seven nominees named by the Board of Directors of Coltec and listed below. In the event that, by reason of death or other unexpected occurrence, any one or more of such nominees shall not be available for election, the persons named as proxies in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of Coltec may propose. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

     All nominees are currently directors of Coltec and, except for Mr. William
H. Grigg and Mr. David D. Harrison, were previously elected by the shareholders. Messrs. Grigg and Harrison were elected by the Board of Directors in August 1996 and October 1996, respectively.

                                                                                                        DIRECTOR OF
                                                                                                         COLTEC (OR
                                                                                                        PREDECESSOR)
NAME, AGE AND BUSINESS EXPERIENCE DURING PAST FIVE YEARS                                                   SINCE
-----------------------------------------------------------------------------------------------------   ------------
Joseph R. Coppola, 66................................................................................     1994
Member of the Audit Committee of Coltec. Chairman, Chief Executive Officer and President of Giddings
& Lewis, Inc., a machine tool manufacturing company, since July 1993. From prior to 1992 to July 1993 he was Senior Vice President, Manufacturing Services of Cooper Industries, Inc., a diversified manufacturing company. Director of Belden Inc., a manufacturer of electrical wire and cable.

William H. Grigg, 64.................................................................................     1996
Member of the Audit Committee and member of the Stock Option and Compensation Committee (the
'Compensation Committee') of Coltec. Chairman and Chief Executive Officer of Duke Power Company since
April 1994. Vice Chairman of Duke Power Company from prior to 1992 to April 1994. Director of Duke
Power Company and the following mutual funds: Hatteras Income Securities Inc., Nations Fund Inc.,
Nations Fund Trust, Nations Fund Portfolios Inc., Nations LifeGoal Portfolios Inc., Nations
Institutional Reserves Inc., Nations Government Income Term Trust 2003, Inc., Nations Government
Income Term Trust 2004, Inc. and Nations Balanced Target Maturity Inc.

John W. Guffey, Jr., 59..............................................................................     1991
Chairman of the Board, Chief Executive Officer and President of Coltec since February 1995. Member of the Executive Committee of Coltec. President and Chief Operating Officer of Coltec from prior to 1992 to January 1995. Director of Gleason Corp., a manufacturer of machine tools, and Giddings & Lewis,
Inc.

David D. Harrison, 49................................................................................     1996
Executive Vice President and Chief Financial Officer of Coltec since August 1996. Treasurer of Coltec from October 1996 to January 1997. Executive Vice President and Chief Financial Officer of Pentair
Inc., a diversified manufacturing company, from February 1994 to August 1996. From prior to 1992 to
February 1994 Vice President, Finance of General Electric Appliances Canada (CAMCO).

David I. Margolis, 67................................................................................     1963
Chairman of the Executive Committee of Coltec since October 1994. Chairman of the Board and Chief
Executive Officer of Coltec from prior to 1992 to retirement from Coltec in January 1995. Director of
Burlington Industries, Inc., a manufacturer of textiles, and Fort Howard Corporation, a manufacturer of paper products.

Joel Moses, 55.......................................................................................     1992
Chairman of the Compensation Committee and member of the Executive Committee of Coltec. Provost,
Massachusetts Institute of Technology ('MIT'), since June 1995. D.C. Jackson Professor of Computer
Science and Engineering, MIT since prior to 1992. Dean, School of Engineering, MIT, from prior to
1992 to June 1995. Director of Analog Devices, Inc., a manufacturer of integrated circuits.

Richard A. Stuckey, 65...............................................................................     1994
Member of the Audit Committee and member of the Compensation Committee of Coltec. Chief Economist,
E.I. du Pont de Nemours and Company from prior to 1992 to retirement from E.I. du Pont de
Nemours and Company in December 1994. Economic consultant since January 1995.

EXECUTIVE AND SENIOR OFFICERS OF COLTEC

     Information concerning the executive senior officers of Coltec is as follows:

                                                PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT/MATERIAL
          NAME AND AGE                                 POSITIONS HELD DURING PAST FIVE YEARS
---------------------------------  ------------------------------------------------------------------------------
Joseph F. Andolino (44)            Vice President, Taxes since March 1997. Staff Vice President, Taxes from June
                                   1995 to March 1997. Senior Tax Counsel of AlliedSignal Inc., a diversified manufacturing company, from prior to 1992 to May 1995.

Michael J. Burdulis (51)           Senior Vice President, Group Operations since June 1996. Group President from
                                   January 1995 to May 1996. President of the Garlock Sealing Technologies
                                   Division from February 1994 to December 1994. President of the Central Moloney
                                   Transformer Division from prior to 1992 to January 1994.

John M. Cybulski (60)              Senior Vice President, Aerospace since prior to 1992.

Richard L. Dashnaw (60)            Senior Vice President, Group Operations and President of the Fairbanks Morse
                                   Engine Division since January 1994. Group President and President of the
                                   Fairbanks Morse Engine Division from prior to 1992 to December 1993.

John W. Guffey, Jr. (59)           Chairman of the Board of Directors, Chief Executive Officer and President
                                   since February 1995. President and Chief Operating Officer from prior to 1992 to January 1995.

David D. Harrison (49)             Executive Vice President and Chief Financial Officer since August 1996.
                                   Treasurer From October 1996 to January 1997. Executive Vice President and
                                   Chief Financial Officer of Pentair Inc., a diversified manufacturing company from February 1994 to August 1996. From prior to 1992 to February 1994 Vice
                                   President, Finance of General Electric Appliances Canada (CAMCO).

John N. Maier (45)                 Vice President and Controller since March 1997. Staff Vice President and
                                   Controller from March 1995 to March 1997. Vice President and Controller of
                                   Lukens, Inc., a specialty steel and industrial products company, from prior to
                                   1992 to February 1995.

Laurence H. Polsky (53)            Executive Vice President, Administration since January 1994. Senior Vice
                                   President, Administration from April 1992 to December 1993. Vice President,
                                   Personnel for Cooper Industries, Inc., a diversified manufacturing company, from prior to 1992 to April 1992.

Robert J. Tubbs (49)               Executive Vice President, General Counsel and Secretary since January 1997.
                                   Senior Vice President, General Counsel and Secretary from November 1995 to
                                   January 1997. Senior Vice President and General Counsel from March 1995 to
                                   November 1995. General Counsel-Operations of Olin Corporation ('Olin'), a
                                   chemical and metals manufacturing company, from May 1993 to February 1995.

                                   Deputy General Counsel of Olin from prior to 1992 to May 1993.

     All officers serve at the pleasure of the Board. None of the executive officers or directors of Coltec is related to any other executive officer or director by blood, marriage or adoption.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors of Coltec held 11 meetings during l996. The Board of Directors of Coltec has standing audit, compensation and executive committees and does not have a nominating committee.

     The Audit Committee, which currently consists of Rear Admiral J. Bradford Mooney, Jr. (Chairman) who is not standing for re-election, Mr. Coppola, Mr. Grigg and Mr. Stuckey, held two meetings during l996. This

Committee meets with representatives of Coltec's independent public accountants and meets with Coltec's internal auditors and representatives of the financial departments to consider matters relating to the annual audit (including objectives, scope and fees) and such other matters as such auditors and representatives wish to raise for consideration. This Committee also reviews with representatives of the financial departments and internal auditors and representatives of Coltec's independent public accountants recommendations of any of such auditors to improve internal accounting procedures and controls. This Committee reports to the Board of Directors and serves as liaison between the Board of Directors and Coltec's independent public accountants.

     The Compensation Committee, which consists of Professor Moses (Chairman) and Messrs. Grigg, Mooney and Stuckey, held five meetings during 1996. This Committee prescribes salaries, incentive awards and other compensation of the executive officers of Coltec. This Committee also administers certain of Coltec's compensation plans.

     The Executive Committee, which consists of Mr. Margolis (Chairman) and Messrs. Guffey and Moses, held one meeting in 1996. This Committee provides oversight of Board affairs, oversight of relationships with principal shareholders, long-term strategic planning, and advice on political and legislative matters.

     During l996, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he served.

     Since January 1, 1996, Coltec and its subsidiary corporations have purchased machine tool products and related services from Giddings & Lewis, Inc. for amounts aggregating approximately $2,758,000. These purchases were effected in the ordinary course of business on terms at least as favorable to Coltec and its subsidiaries as those obtainable in similar transactions with unaffiliated parties.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     Set forth below is certain information (as of March 3, 1997) with respect to persons known to Coltec to be the beneficial owners of more than five percent of the Common Stock. This information is based on statements on Schedules 13D or 13G filed by beneficial owners with the Securities and Exchange Commission and other information available to Coltec.

                                                                                           AMOUNT AND
                                                                                           NATURE OF
                                                                                           BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNERSHIP     CLASS (A)
----------------------------------------------------------------------------------------   ----------    ----------

J.P. Morgan & Co. Incorporated .........................................................   10,006,362       15.1(b)
  60 Wall Street
  New York, NY 10260

Neuberger & Berman LLC .................................................................    8,127,046       12.2(c)
  605 Third Avenue
  New York, NY 10158

GSB Investment Management, Inc. ........................................................    5,287,010        8.0(d)
  301 Commerce Street, Suite 1501
  Fort Worth, TX 76102

MacKay-Shields Financial Corporation ...................................................    4,332,850        6.5(e)
  9 West 57th Street
  New York, NY 10019

Mellon Bank Corporation ................................................................    4,211,000        6.3(f)
  One Mellon Bank Center
  Pittsburgh, PA 15258

Gabelli Funds, Inc. ....................................................................    3,547,600        5.3(g)
  One Corporate Center
  Rye, NY 10580

(a)        The percentage is calculated on the basis of 66,466,466 shares of Common Stock outstanding on March 3, 1997.
(b)        In its Amendment No. 6 to Schedule 13G, J.P. Morgan & Co. Incorporated reported that it had sole voting power for 7,238,933 shares, shared voting power for 43,500 shares, sole investment power for 9,891,162 shares and shared investment power for 67,700 shares.
(c)        In its Amendment No. 2 to Schedule 13G dated February 10, 1997, Neuberger & Berman LLC reported that it had sole voting power for 1,749,310 shares, shared voting power for 4,778,900 shares and shared investment power for 8,127,046 shares and that it had filed such Schedule 13G as a broker dealer and registered investment adviser.

(d)        In its Amendment No. 1 to Schedule 13G dated January 31, 1997, GSB Investment Management, Inc. reported that it had sole voting power for 2,216,025 shares, sole investment power for 5,010,460 shares and shared investment power for 276,550 shares and that it had filed such Schedule 13G as a registered investment adviser.
(e)        In its Schedule 13G dated February 7, 1997, MacKay-Shields Financial Corporation reported that it had shared voting and shared investment power for 3,762,850 shares and that its parent, New York Life Insurance Company, had sole voting and sole investment power for 200,000 shares and shared voting and shared investment power for
           370,000 shares and that it had filed such Schedule 13G as a registered investment adviser.
(f)        In its Schedule 13G dated January 24, 1997, Mellon Bank Corporation reported that it had sole voting power for
           4,211,000 shares, sole investment power for 235,000 shares and shared investment power for 3,976,000 shares and that it had filed such Schedule 13G on its behalf and on behalf of certain of its affiliates as a parent holding company.
(g)        In its Schedule 13G dated October 28, 1996, Gabelli Funds, Inc. reported that it had sole voting power for
           3,516,600 shares and sole investment power (with certain of its affiliates) with respect to all such shares and that it had filed such Schedule 13G on its behalf and on behalf of certain of its affiliates as a parent holding company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information as of March 3, 1997, concerning ownership of Common Stock by all directors and nominees, individually, the executive officers named in the Summary Compensation Table below and all current executive officers and directors of Coltec as a group:

                                                                                            AMOUNT AND
                                                                                            NATURE OF
                                                                                            BENEFICIAL     PERCENT OF
NAME                                                                                       OWNERSHIP(A)    CLASS (B)
----------------------------------------------------------------------------------------   ------------    ----------

Joseph R. Coppola.......................................................................         5,000           *

John M. Cybulski (c)....................................................................       201,006           *

William H. Grigg........................................................................         1,500           *

John W. Guffey, Jr. (c).................................................................       566,720           *

David D. Harrison (c)...................................................................        80,196           *

David I. Margolis.......................................................................       352,844           *

J. Bradford Mooney, Jr..................................................................         5,250           *

Joel Moses..............................................................................         7,200           *

Laurence H. Polsky (c)..................................................................       188,565           *


Richard A. Stuckey......................................................................         5,200           *

Robert J. Tubbs (c).....................................................................        57,221           *

All directors and executive officers as a group, consisting of 13 persons...............     1,720,096         2.6

------------------
* Less than 1%.

(a)        Includes shares subject to options exercisable presently or within 60 days as follows: Mr. Coppola, 4,000 shares; Mr. Cybulski, 112,000 shares; Mr. Guffey, 381,000 shares; Mr. Margolis, 300,000 shares; Messrs. Mooney and Moses, 5,000 shares each; Mr. Polsky, 154,000 shares; Mr. Stuckey, 5,000 shares; Mr. Tubbs, 56,000 shares;
           and all directors and executive officers as a group, 1,197,000 shares.
(b)        The percentages are calculated on the basis of 66,466,466 shares of Common Stock outstanding on March 3, 1997, plus, for any individual or the group, that number of shares deemed to be outstanding because the indicated
           persons or certain members of the group, respectively, have the right to acquire beneficial ownership within
           60 days.
(c)        As participants in the Coltec Retirement Savings Plan for Salaried Employees (the 'Savings Plan'), Messrs.
           Cybulski, Guffey, Harrison, Polsky and Tubbs have the following shares of Common Stock credited to their individual accounts as of December 31, 1996 and such shares are included in the table above: Mr. Cybulski,
           3,539 shares; Mr. Guffey, 5,740 shares; Mr. Harrison, 196 shares; Mr. Polsky, 2,468 shares; and Mr. Tubbs,
           1,221 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation of Coltec's Chief Executive Officer during 1996 and each of the four other most highly compensated executive officers of Coltec (determined as of December 31, 1996) (hereinafter referred to as the 'named executive officers') for the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                              -------------------------------------------
                                                                                          AWARDS                 PAYOUTS
                                          ANNUAL COMPENSATION                 ------------------------------    ---------
                              --------------------------------------------
                                                                  (E)               (F)              (G)           (H)
                                        (C)         (D)       ------------    ----------------    ----------    ---------
            (A)               (B)     -------    ---------    OTHER ANNUAL    RESTRICTED STOCK    SECURITIES      LTIP
---------------------------   ----    SALARY       BONUS      COMPENSATION         AWARDS         UNDERLYING     PAYROLL
NAME AND PRINCIPAL POSITION   YEAR      ($)         ($)           ($)              ($)(1)          OPTIONS       ($)(2)
---------------------------   ----    -------    ---------    ------------    ----------------    ----------    ---------

John W. Guffey, Jr. .......   1996    693,000    1,300,000          --              152,584              --     1,396,500
Chairman of the Board,        1995    666,360      944,000          --                   --         550,000            --
President and Chief           1994    534,240      855,000          --                   --         115,000            --
Executive Officer

Laurence H. Polsky ........   1996    326,280      475,000          --               26,708              --       441,000
Executive Vice President,     1995    307,800      350,000          --                   --         250,000            --
Administration                1994    285,000      400,000          --                   --              --            --

David D. Harrison .........   1996    123,340      400,000          --            1,041,250         250,000            --
Executive Vice President
and Chief Financial Officer

Robert J. Tubbs ...........   1996    231,060      350,000          --                   --              --            --
Senior Vice President,        1995    183,400      180,000          --                   --         220,000            --
General Counsel and
Secretary (elected
Executive Vice President in
January 1997)

John M. Cybulski ..........   1996    346,140      275,000          --               36,597              --       264,600
Senior Vice President,        1995    336,060      210,000          --                   --         160,000            --
Aerospace                     1994    320,040      240,000          --                   --              --            --



                                 (I)
                             ------------
            (A)               ALL OTHER
---------------------------  COMPENSATION
NAME AND PRINCIPAL POSITION     ($)(3)
---------------------------  ------------
John W. Guffey, Jr. .......     328,205
Chairman of the Board,          111,920
President and Chief              51,421
Executive Officer
Laurence H. Polsky ........     141,708
Executive Vice President,        49,167
Administration                   29,815
David D. Harrison .........     166,762
Executive Vice President
and Chief Financial Officer
Robert J. Tubbs ...........      95,321
Senior Vice President,           28,456
General Counsel and
Secretary (elected
Executive Vice President in
January 1997)
John M. Cybulski ..........     108,631
Senior Vice President,           44,035
Aerospace                        33,080

------------------
(1) The amounts for Messrs. Guffey, Polsky and Cybulski reflect the increase in value of restricted stock received on January 10, 1996 resulting from the 15% increase to amounts accrued but not paid under the 1977 Long-Term Performance Plan (the 'Performance Plan') that terminated as of December 31, 1993 with accrued amounts converted to restricted stock on January 10, 1996. The accrued amounts for each year were previously reported in the year of accrual. The restricted stock owned by each of the named executive officers at December 31, 1996 and the values thereof based on the closing price of the Common Stock on December 31, 1996 were as follows: Mr. Guffey, 104,232 shares, $1,967,379; Mr. Polsky, 16,190 shares, $305,586; Mr. Harrison,
    70,000 shares, $1,321,250; and Mr. Cybulski, 31,917 shares, $602,433. With respect to Mr. Guffey's shares, restrictions on 85,746 shares lapsed on January 2, 1997 and restrictions on an additional 18,486 shares are scheduled to lapse on January 2, 1998. With respect to Mr. Polsky's shares, restrictions on 9,714 shares lapsed on January 2, 1997 and restrictions on an additional 3,238 shares are scheduled to lapse on each of January 2, 1998 and 1999. With respect to Mr. Harrison's shares, restrictions on 23,333 shares are scheduled to lapse on each of August 1, 1997 and 1998 and restrictions on an additional 23,334 shares are scheduled to lapse on August 1, 1999. With respect to Mr. Cybulski's shares, restrictions on 27,481 shares lapsed on January 2, 1997 and restrictions on an additional 4,436 shares are scheduled to lapse on January 2, 1998. Any dividends payable on the Common Stock would also be payable on such restricted stock.

(2) The amounts for Messrs. Guffey, Polsky and Cybulski are payments in January

    1997 of the value of the three-year 1994 Performance Cycle that ended on December 31, 1996 pursuant to the 1994 Long-Term Incentive Plan (the '1994 Incentive Plan') and reflect the effect of the termination of the prior one-year plan on December 31, 1993. One-third of such amounts were converted into restricted stock (24,564 shares for Mr. Guffey, 7,757 shares for Mr. Polsky and 4,654 shares for Mr. Cybulski) with restrictions scheduled to lapse in three equal annual installments beginning January 1, 1998.

(3) Relocation expenses in 1996 in connection with the move of the corporate office to Charlotte, North Carolina, for each of the named executive officers were as follows: Mr. Guffey, $213,213 (including $93,778 as reimbursement for taxes); Mr. Polsky, $101,131 (including $36,846 as reimbursement for taxes); Mr. Harrison, $135,179 (including $57,306 as reimbursement for taxes); Mr. Tubbs, $52,202 (including $19,219 as reimbursement for taxes); and Mr. Cybulski, $75,263 (including $34,496 as reimbursement for taxes), and such amounts are included in the amounts in column (i) above.

    Pursuant to the Savings Plan, the amounts credited by Coltec for 1996, 1995 and 1994 for each of the named executive officers were as follows: Mr. Guffey, $9,000 for each of 1996 and 1995 and $8,912 for 1994; Mr. Polsky, $9,000 for each of 1996 and 1995 and $8,996 for 1994; Mr. Harrison, $3,500
    for 1996; Mr. Tubbs, $9,000 for 1996 and $6,990 for 1995; and Mr. Cybulski, $9,000 for each of 1996 and 1995 and $8,972 for 1994, and such amounts are included in the amounts in column (i) above. Pursuant to the defined contribution portion of the Benefits Equalization Plan, the amounts credited by Coltec for 1996, 1995 and 1994 for each of the named executive officers were as follows: Mr. Guffey, $89,220 for 1996, $82,281 for 1995 and $23,142
    for 1994; Mr. Polsky, $31,577 for 1996, $33,468 for 1995 and $8,104 for
    1994; Mr. Harrison, $2,050 for 1996, Mr. Tubbs, $15,664 for 1996 and $2,914
    for 1995; and Mr. Cybulski, $24,368 for 1996, $25,564 for 1996 and $10,230
    for 1994, and such amounts are included in the amounts in column (i) above. The costs to Coltec for 1996, 1995 and 1994 for whole life insurance, measured by the excess of premiums paid over the cash surrender value, pursuant to arrangements wherein Coltec is the sole owner and beneficiary of the insurance policy with an obligation to make certain payments to a beneficiary over a 15 year period in the event of a named executive officer's death while employed, for the named executive officers were as follows: Mr. Guffey, $16,772 for 1996, $20,639 for 1995 and $19,367 for
    1994; Mr. Polsky, $6,699 for 1995 and $12,715 for 1994; Mr. Harrison,
    $26,033 for 1996; Mr. Tubbs, $18,455 for 1996 and $18,552 for 1995; and Mr.
    Cybulski, $9,471 for 1995 and $13,878 for 1994, and such amounts are included in the amounts in column (i) above.

STOCK OPTIONS

     The following table contains information concerning 1996 grants of stock options under Coltec's 1992 Stock Option and Incentive Plan (the 'Option Plan') to the named executive officers and the potential realizable value of these option grants based on assumed rates of stock appreciation of 5% and 10% per year over the 10-year term of the options.


                             OPTION GRANTS IN 1996

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF STOCK
                                                                                                  APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                              OPTION TERM
--------------------------------------------------------------------------------------------   ----------------------
             (A)                     (B)             (C)          (D)             (E)             (F)          (G)
                                  NUMBER OF
                                  SECURITIES      % OF TOTAL
                                  UNDERLYING       OPTIONS      EXERCISE
                                   OPTIONS        GRANTED TO    OR BASE
                                   GRANTED        EMPLOYEES      PRICE
NAME                                (#)(1)         IN 1996       ($/SH)     EXPIRATION DATE      5%($)       10%($)
-----------------------------   --------------    ----------    --------    ----------------   ---------    ---------
David D. Harrison............       250,000           53        $ 14.875     August 18, 2006   6,057,500    9,645,000

------------------
(1) The options are nonqualified options exercisable to the extent of 20% of the total commencing August 19, 1997 with an additional 20% becoming exercisable annually thereafter until fully exercisable on August 19, 2001. Exercise of an option may be by cash, negotiable certificates representing whole shares of Coltec Common Stock (or, subject to the approval of the Compensation Committee, through the withholding of Common Stock which would otherwise have been received upon exercise of the option) or any combination thereof. The option agreement contains provisions protecting the option holder in the event of a change-in-control. See 'Employment Contracts and Termination of Employment and Change-In-Control Arrangements' for additional information. Mr. Harrison's compensation arrangement with Coltec also includes Coltec's agreement to reimburse him for any loss of economic benefit resulting from the $1.25 per share increase in the market value of Coltec Common Stock between the date of the offer of employment and the date of the grant of the stock option on August 19, 1996.

OPTION EXERCISES AND HOLDINGS

     The following table provides information with respect to the named executive officers concerning the options held as of December 31, 1996 (none of the named executive officers having exercised options during 1996):

                      AGGREGATED OPTION EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                                                        (C)
                                                                        (B)                 ----------------------------
                                                            ----------------------------
                                                                                                      VALUE OF

                                                                NUMBER OF SECURITIES                UNEXERCISED
                                                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                     OPTIONS AT                      OPTIONS AT
                           (A)                                   DECEMBER 31, 1996               DECEMBER 31 ,1996
---------------------------------------------------------   ----------------------------    ----------------------------
NAME                                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------   -----------    -------------    -----------    -------------
John W. Guffey, Jr.......................................     336,000         554,000       $ 1,712,000     $ 3,930,500
Laurence H. Polsky.......................................     139,000         232,000           449,250       1,637,000
David D. Harrison........................................         -0-         250,000               -0-       1,000,000
Robert J. Tubbs..........................................      44,000         176,000           120,000         480,000
John M. Cybulski.........................................      96,000         144,000           508,000       1,040,000

PENSION PLAN

     The following table shows the estimated annual pension benefits payable to a covered participant upon retirement at normal retirement age (age 65) on a single life annuity basis under Coltec's qualified defined benefit plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based for the most part on five-year average final compensation (salary and bonus during the 60 highest-paid consecutive months out of the last 120 months of service) and years of credited service with Coltec and its subsidiaries and not subject to deduction for Social Security or other payments:

                                                             YEARS OF CREDITED SERVICE
        FIVE-YEAR AVERAGE           ----------------------------------------------------------------------------
       FINAL COMPENSATION              10          15           20            25            30            35
---------------------------------   --------    --------    ----------    ----------    ----------    ----------
$  400,000.......................   $ 65,900    $ 98,900    $  131,900    $  164,800    $  197,800    $  230,800
   600,000.......................     99,900     149,900       199,900       249,800       299,800       349,800
   800,000.......................    133,900     200,900       267,900       334,800       401,800       468,800
 1,000,000.......................    167,900     251,900       335,900       419,800       503,800       587,800
 1,200,000.......................    201,900     302,900       403,900       504,800       605,800       706,800
 1,400,000.......................    235,900     353,900       471,900       589,800       707,800       825,800
 1,600,000.......................    269,900     404,900       539,900       674,800       809,800       944,800
 1,800,000.......................    303,900     455,900       607,900       759,800       911,800     1,063,800
 2,000,000.......................    337,900     506,900       675,900       844,800     1,013,800     1,182,800
 2,200,000.......................    371,900     557,900       743,900       929,800     1,115,800     1,301,800
 2,400,000.......................    405,900     608,900       811,900     1,014,800     1,217,800     1,420,800
 2,600,000.......................    439,900     659,900       879,900     1,099,800     1,319,800     1,539,800
 2,800,000.......................    473,900     710,900       947,900     1,184,800     1,421,800     1,658,800
 3,000,000.......................    507,900     761,900     1,015,900     1,269,800     1,523,800     1,777,800
 3,200,000.......................    541,900     812,900     1,083,900     1,354,800     1,625,800     1,896,800


     As of December 31, 1996, the five-year average final compensation (or average compensation for all months of credited service for a participant with less than 60 months of service) and current years of credited service for each of the following persons were: Mr. Guffey, $1,324,000 and 18 years (includes 7 years of credited service as an employee of one of Coltec's subsidiary corporations); Mr. Polsky, $568,507 and 5 years; Mr. Harrison $123,340 and 4 months; Mr. Tubbs $324,251 and 2 years; and Mr. Cybulski, $561,656 and 15 years (includes 9 years of credited service as an employee of one of Coltec's subsidiaries in Canada). Compensation covered under the pension plans includes amounts reported in columns (c) and (d) of the Summary Compensation Table. Coltec has agreed to calculate Mr. Guffey's pension benefits as if his prior service with a subsidiary was earned under the plan (the benefits of which are set forth in the above table) with payments to be made to him from the qualified plan, non-qualified plans and from Coltec. In addition, Coltec has agreed to calculate Mr. Cybulski's pension benefits as if his prior service with a Canadian subsidiary was earned under the plan (the benefits of which are set forth in the above table) and with an offset for benefits earned under the Canadian Pension Plan. Payments will be made to him from the Canadian Pension Plan, the qualified plan, non-qualified plans and from Coltec.

                           COMPENSATION OF DIRECTORS

     Directors who are not also employees of Coltec receive a retainer at the annual rate of $25,000 ($30,000 if Chairperson of a Committee) and receive $1,250 per meeting for attendance at meetings of the Board of Directors and its committees with a maximum of $2,000 for more than one meeting on the same day ($2,500 if Chairperson of one of the meetings). The Board of Directors of Coltec has established a retirement age policy which provides that a director shall not be eligible for nomination to the Board of Directors if such person has attained the age of 70. The pension arrangement for directors who are not entitled to a pension from Coltec or any subsidiary thereof was terminated in July 1996 for all directors serving at that time. Subject to approval of the 1997 Restricted Stock Plan for Outside Directors [Proposal 2], the present value of the accrued lifetime pension benefit for these directors was calculated and arrangements were made to convert these amounts to restricted stock based on market values on the dates the directors would otherwise have vested in pension benefits. The restrictions on the shares will lapse at termination of membership on the Board of Directors. Directors elected after July 1996 will receive restricted stock at the time of first election by the shareholders in a number of shares based on one-half of the amount of the director annual retainer in effect at that time and the then market value of the Common Stock. See 'Proposal 2 -- Approval of 1997 Restricted Stock Plan for Outside Directors.'

     Payment of director retainer, committee or attendance fees may be deferred in whole or in part, at the option of a non-employee director, under Coltec's Deferred Compensation Plan for Non-Employee Directors (the 'Deferred Compensation Plan') adopted by the Board of Directors of Coltec on January 10, 1996. The Deferred Compensation Plan provides that any fees deferred thereunder shall be credited at the end of each quarter to (i) a share account, which allows for the purchase of share units that represent shares of Common Stock,

(ii) a cash account, which pays interest at a rate based on the ninety-day Treasury bill rate over the past twelve months, or (iii) a combination of both. The amount deferred under the Deferred Compensation Plan will be paid, at the non-employee director's option, in a lump sum or over a ten-year period commencing on the first business day of the calendar year following the year during which the non-employee director ceases to be a director of Coltec.

     Pursuant to the 1994 Stock Option Plan for Outside Directors of Coltec Industries Inc (the '1994 Stock Option Plan for Outside Directors'), non-employee directors in 1994 each received an initial grant of an option to purchase 10,000 shares of Common Stock and will receive subsequent option grants to purchase 2,000 shares of Common Stock on each alternate re-election date during their service on the Board of Directors. Unless earlier terminated by the Board of Directors of Coltec, the 1994 Stock Option Plan for Outside Directors will terminate on July 1, 2004 and no further options will be awarded after that date. In May 1996, options to purchase 2,000 shares were granted to Messrs. Mooney, Moses and Stuckey at an option exercise price of $13.05 per share exercisable in two equal annual installments commencing May 1, 1997.

     On May 30, 1995, the Board of Directors approved Change in Control arrangements for non-employee directors who do not continue to serve as a director of Coltec during any part of the two year period following a Change in Control for reasons other than voluntary resignation or voluntary choice not to stand for re-election. Pursuant thereto each such director would receive a lump sum amount equal to five times the amount of the director's annual retainer being paid at the time he or she ceases to be a director.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     All currently outstanding agreements granting restricted stock or stock options to the named executive officers in the Summary Compensation Table above contain change-in-control provisions. In the case of the restricted stock, in the event of a change-in-control, all restrictions on assignment, transfer or other disposition of the restricted stock lapse. In the case of stock options, in the event of a change-in-control, the options become fully exercisable or, in the alternative, the named executive officer may surrender all or part of his or her options to Coltec (or its successor) during a one-year period after the change-in-control in exchange for a cash payment for each option surrendered equal to the excess of the fair market value of the Common Stock on the date of surrender over the option price. Fair market value for this purpose equals the last sales price of the Common Stock on the surrender date on the New York Stock Exchange Composite Tape (or, if no such sale occurred on such date, the last date preceding such date on which a sale was reported), except that, in the case of a change of ownership of more than 35% of the outstanding shares of Common Stock, fair market value means the amount of cash and fair market value of other consideration tendered for such outstanding shares.

     As of June 1, 1995, Coltec entered into employment agreements with Messrs. Guffey, Polsky, Tubbs and Cybulski. The agreements expire on May 31, 2000 for Mr. Guffey, on May 31, 1999 for Mr. Polsky, on May 31, 1999 for Mr. Tubbs (pursuant to an amendment dated in January 1997) and on May 31, 1998 for Mr. Cybulski. As of August 19, 1996, Coltec entered into an employment agreement with Mr. Harrison that expires on August 18, 2001. Compensation payable under the employment agreements is at salary rates not less than those in effect on June 1, 1995 (August 19, 1996 for Mr. Harrison), with participation in incentive and employee benefit plans at the discretion of the Board of Directors. The executive's functions, duties and responsibilities are not subject to change. If during the term of any such agreement a Change-in-Control (as defined in the agreements) occurs and the executive resigns for Good Reason (as defined in the agreements) within two years after a Change-in-Control, the executive is (i) to be paid a lump sum equal to salary plus highest annual bonus over the prior three years multiplied by five for Mr. Guffey, by four for Messrs. Polsky, Harrison and Tubbs, and by three for Mr. Cybulski, (ii) to continue participation as an active participant in all Coltec perquisites as well as benefit plans and fringe benefit programs for a period of time from the date of termination. Such period of time for Mr. Guffey is five years, for Messrs. Polsky, Harrison and Tubbs is four years and for Mr. Cybulski is three years. Amounts to be paid are to include an additional tax gross-up covering any excise tax on severance payments. The June 1, 1995 agreements supersede all prior employment agreements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Guffey is a director of Giddings & Lewis, Inc. and Mr. Coppola is Chairman, Chief Executive Officer and President of Giddings & Lewis, Inc. Mr. Coppola was a member of Coltec's Stock Option and Compensation Committee during 1996 until his resignation from the Committee in October 1996.

               STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee, whose members are all non-employee directors of Coltec, is charged with establishing and monitoring Coltec's executive compensation program. The Compensation Committee is of the opinion that Coltec's total compensation program for executives should be competitive with the market and that each component should reflect both individual and Coltec performance. In order to ensure that Coltec's total compensation program meets these objectives, the Compensation Committee meets regularly with a recognized expert in executive compensation.

     Coltec's executive compensation program is designed in large part to reward senior management for the creation of shareholder value. This is accomplished by providing annual and longer-term incentives to achieve certain financial goals tied to business performance that, over time, should result in an increase in Coltec's stock price. In addition, a substantial portion of each executive's total compensation is represented by stock options. These stock options only have value if the stock price increases.

     Coltec considers its senior corporate officers, including the named executive officers listed on the Summary Compensation Table, as a team for purposes of designing its total compensation program. The Compensation Committee has implemented this approach by using the same performance criteria to determine all senior executive incentive compensation awards and basing each award on the scope of an executive's responsibilities and years of experience in a given position. Therefore, the discussion below of the determination of Mr. Guffey's 1996 incentive award is also applicable to the determination of incentive awards for the other senior corporate officers.

BASE SALARY

     Base salaries for senior corporate officers are typically adjusted on an annual basis within the applicable salary range. The level of an executive's annual salary adjustment is based on the Compensation Committee's assessment of the executive's contribution to Coltec's profitability and the median salaries paid to executives in similar positions at other companies. In determining competitive salary levels, Coltec relies on published survey data from a number of recognized surveys covering hundreds of companies including, but not necessarily limited to, companies in the Standard & Poor's 500 Index and/or the Dow Jones Industrial Average.

     Mr. Guffey's base salary was increased on January 1, 1996 from $666,360 to $693,000 to reflect his individual performance in 1995. The increase reflected the approximate median salary level for other chief executive officers in companies of similar size and complexity as reported in the published surveys noted above, the experience of Mr. Guffey, and his contribution to Coltec's overall performance in 1995.

ANNUAL INCENTIVE (BONUS) COMPENSATION

     Coltec's Annual Incentive Plan (the 'Annual Plan') provides for an annual bonus pool for cash incentive awards for any year equal to 6% of Coltec's operating profit. No award may be paid in any year to participating executives unless the operating profit for that year exceeds $100 million. In addition, awards to either of the two executives with the highest base salaries at the end of a plan year cannot exceed 20% of the available bonus pool in any one year.

     Annual incentive awards are determined by Coltec's annual performance compared to its historical performance and the performance of other manufacturing companies included in the Fortune 1000 (formerly referred to as the Fortune 500 industrial companies) on the basis of return on assets and return on capital, two generally accepted measures for evaluating company business performance. To focus on sales and profitable growth for 1997 and forward, Coltec is modifying its incentive compensation plan to emphasize growth in earnings per share while maintaining high levels of return on assets and return on capital. Target bonus levels for participating executives are based on the same published survey data used to determine base salaries. The Compensation Committee has established target bonus levels which are payable for the achievement of corporate performance regarded by the Compensation Committee to be the equivalent of performance of other comparable manufacturing companies. If Coltec's actual performance exceeds the established target performance level, actual incentive compensation can significantly exceed individual incentive targets. Conversely, if actual performance does not meet established targets, actual incentive compensation can be reduced or eliminated, as warranted.

     The level of Mr. Guffey's incentive compensation for 1996 was determined by comparing Coltec's performance with its historical performance and the performance of two groups of companies during the first nine months of 1996. The first 'traditional' group consists of a peer group of Fortune 1000 manufacturing companies with comparable business and/or organizational structures. The second 'select' peer group consists of Fortune 1000 companies which rank in the top 25% of Fortune 1000 manufacturing companies in terms of return on assets, return on equity, return on sales, ten-year average growth rate in earnings per share, and ten-year average total return to shareholders. Many of the companies from the traditional and select peer groups are included in the Standard & Poor's 500 Index and/or The Dow Jones Industrial Average.

     Mr. Guffey's incentive compensation reflects Coltec's 1996 performance compared with that of both peer groups during the first nine months of 1996 based on return on assets and return on capital, the annual financial measures (in addition to the measurement of earnings per share added in 1997) that the Compensation Committee believes significantly influence shareholder value. Coltec's results were the highest of all traditional peer group companies for return on assets and return on capital. Among the select peer group, Coltec's results were in the top 25% of return on capital and approximately in the top 20% for return on assets. It is projected that the sum of Mr. Guffey's 1996 salary plus bonus is comparable to that paid to other peer group chief executive officers with comparable 1996 financial performance.

     The Committee also considered a number of significant non-financial accomplishments that will benefit Coltec in future years. These include:

     o The sale of the OEM automotive operations allowing Coltec to pay down a significant amount of debt and engage in a share buy-back program;

     o Strategic acquisitions to enhance and expand capabilities of high growth businesses;

     o Relocation of the corporate offices and a one-third reduction in corporate staff. The move is estimated to save Coltec $4.5 million annually; and

     o Refinancing of high yield debt significantly reducing current and future interest costs.

LONG-TERM PERFORMANCE PLANS

     The objective of Coltec's long-term compensation program is to measure and reward senior corporate officers for the achievement of longer-term business goals linked to an increase in shareholder value. This program consists of the 1992 Stock Option and Incentive Plan (the 'Option Plan') and the 1994 Long-Term Incentive Plan (the '1994 Incentive Plan').

     The Option Plan provides for grants of stock options at an exercise price equal to the market price of the Common Stock on the date of grant. This plan ties awards directly to the growth in shareholder value by linking option recipient gains to Common Stock price increases above the exercise price. It is the Compensation Committee's general policy to make stock option grants to an executive once every four years, and more frequently to reflect the assignment of increased responsibilities. Only Mr. Harrison, upon his employment with Coltec, received a stock option grant in 1996. The number of option shares granted was consistent with Coltec's prior practice and with competitive practices of companies similar to Coltec for executives with like responsibilities.

     The 1994 Incentive Plan replaced the 1977 Long-Term Performance Plan. Both the 1994 Incentive Plan and its predecessor plan were designed to focus Coltec's senior corporate and divisional executives on certain financial goals deemed essential for Coltec's long-term profitability and continued increase in shareholder value, but which may not be directly tied to short-term increases in the market value of Coltec's Common Stock.

     The 1994 Incentive Plan provides for annual grants of performance units ('Units') to senior corporate executives of Coltec and its subsidiaries who are selected by the Compensation Committee. Amounts paid under the 1994 Incentive Plan qualify as 'performance-based' compensation which is excludable from the $1 million executive compensation deduction limit (Section 162(m) of the Internal Revenue Code of 1986, as amended) passed by Congress in 1993.

     The value of each Unit is determined on the basis of Coltec's cumulative operating profit measured over a three-year performance cycle. The 1994 Incentive Plan provides that no more than 300,000 Units may be awarded for any performance cycle and that no more than 50,000 Units may be awarded to any participant in a given cycle. For the 1996 performance cycle, Mr. Guffey received 35,000 Units reflecting his new responsibilities as Chairman and Chief Executive Officer.

     For each three-year performance cycle, the threshold level for cumulative operating profit is $551.8 million (adjusted for significant acquisitions or divestitures). If that operating profit is achieved, each Unit will have an award value of $12 and will increase by $.0333 for each $1 million that cumulative operating profit for the award cycle exceeds $551.8 million, except for the performance cycle commencing January 1, 1994. In this instance only, awards had a value of $36 at $551.8 million of cumulative operating profit and increased by $.10 for each $1 million of operating profit above the $551.8 million threshold. The 1994 performance cycle award values were transitional and were intended to replace the incentive opportunity lost for the years 1994 and 1995 as a result of the replacement of the 1977 Long-Term Performance Plan with the 1994 Incentive Plan. There is no maximum limit on the award value that can be earned per Unit. No amounts are payable for a Unit if cumulative operating profit for a performance cycle is less than $551.8 million.

     Due to the sale of the OEM automotive operations, the threshold cumulative operating profit level has been reduced by $48.2 million for each year beginning January 1, 1996.

     To tie the executive's compensation more closely to the performance of Coltec Common Stock, actual award value, starting July 1, 1996, will also be dependent on the change in the value of Coltec stock during the three-year performance cycle. The award earned based on the level of achieved operating profit will be increased or decreased by the percentage by which the Coltec stock price performance exceeds or falls short of that of the Standard & Poor's 500 Index during the performance cycle.


     Awards are paid two-thirds in cash and one-third in Common Stock that vests in equal installments over three years thus continuing to tie the ultimate value received by the executive to shareholder value. To encourage additional executive stock ownership, executives electing to receive an additional part of an earned award in Common Stock will receive Common Stock with a value which is 15% greater than the foregone cash award. No more than .5% (1% in 1997) of the issued and outstanding Common Stock may be awarded under the 1994 Incentive Plan in any year.

BENEFITS

     Coltec also maintains certain benefit programs in which the executive group participates. The compensation attributed to the named executive officers for 1996 from these programs is detailed in this proxy statement. (See Column (i) entitled 'All Other Compensation' on the Summary Compensation Table). The Compensation

Committee believes that the level of benefits received by Mr. Guffey for participation in these programs reflects the levels received by comparable executives in similar organizations.

STOCK OWNERSHIP GUIDELINES

     Coltec has adopted guidelines to assist the top 150 key employees, including executive officers, in determining appropriate levels of Common Stock ownership. The guidelines set forth a minimum value of Common Stock which Coltec requires each key employee hold. The minimum value established for any particular individual relates to varying multiples of his or her salary depending upon the individual's position with Coltec. The multiple is the highest for the Chief Executive Officer at five times base salary. Coltec expects the guidelines will be met no later than May, 2001 by all current covered executives and within five years after hire or promotion for all new executives covered by the guidelines. Coltec further expects that executives will make significant progress each year towards reaching the final stock ownership guidelines.

     The existence of these guidelines is not intended to prevent executives from selling stock that they currently own or receive pursuant to a stock option or other compensation program. In fact, independent third party advisors have recommended, and as a result of these recommendations Coltec expects that executives, including the named executive officers, will continue to periodically sell shares based on tax, estate planning and other personal considerations.

SECTION 162(M) LIMITATIONS

     During 1993, Congress enacted legislation that could limit the deductibility of compensation paid to Coltec's named executive officers. This legislation provides that compensation paid to any one executive in excess of $1 million will not be deductible unless the compensation falls into certain exemptions or is paid under a shareholder approved plan and qualifies as

'performance-based' compensation.

     The Compensation Committee believes that the annual incentive awards and the long-term compensation program components of Coltec's executive compensation program are 'performance-based' and that the process by which compensation levels are determined and payments are made is sound and should be continued. In 1994, shareholders approved amendments to the Annual Plan and the Option Plan, and adopted the 1994 Incentive Plan. As a result of these shareholder actions, the Compensation Committee believes that incentive payments made to the named executive officers under Coltec's incentive compensation plans meet the Internal Revenue Service requirements for 'performance-based' compensation.

                                          Joel Moses, Chairman
                                          William H. Grigg
                                          J. Bradford Mooney, Jr.
                                          Richard A. Stuckey

PERFORMANCE GRAPH

     The following is a line graph presentation comparing Coltec's cumulative total shareholder return on the Common Stock with the Standard & Poor's 500 Index and the Dow Jones Industrial Average for the period since March 25, 1992, the date when trading began in connection with Coltec's initial public offering on April 1, 1992 to December 31, 1996 (assuming an investment of $100 in each on March 24, 1992):

                              [PERFORMANCE GRAPH]

                      3/24/92  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96

Coltec Industries      $100      $128      $125      $114      $ 78      $126
Dow Jones Industrial    100       104       121       127       174       224
S&P 500                 100       109       120       122       167       206



     Based on the same assumptions as above, but including only the year 1996, the line graph is as follows:

                              [PERFORMANCE GRAPH]

                            12/31/95        12/31/96

Coltec Industries            $100             $162
Dow Jones Industrial          100              129
S&P 500                       100              123

                           PROPOSAL 2 -- APPROVAL OF
                1997 RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

     On January 9, 1997 the Board of Directors adopted the 1997 Restricted Stock Plan for Outside Directors (the '1997 Directors Restricted Stock Plan'), subject to the approval of the 1997 Directors Restricted Stock Plan by the shareholders of Coltec at the 1997 annual meeting of shareholders. The shareholders of Coltec are asked to consider and act upon the matter of approving the 1997 Directors Restricted Stock Plan. Approval of this Proposal 2 will require the affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). The Board of Directors recommends approval of this Proposal 2. All proxies will be voted in accordance with the instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form will vote FOR Proposal 2.

DESCRIPTION OF THE 1977 DIRECTORS RESTRICTED STOCK PLAN

     The 1997 Directors Restricted Stock Plan has been adopted to replace the pension arrangement for Outside Directors that previously was adopted by the Board of Directors on July 14, 1982 and has since been terminated. The summary of the 1997 Directors Restricted Stock Plan which follows is not intended to be complete and is qualified in its entirety by reference to the text of the 1997 Directors Restricted Stock Plan which is attached to this Proxy Statement as Exhibit A.

     The 1997 Directors Restricted Stock Plan provides for grants of restricted shares of the Common Stock ('Restricted Shares') to each member of the Board of Directors first elected after July 11, 1996 who is neither an employee of Coltec or any of its subsidiaries nor entitled to a pension from Coltec or any of its subsidiaries ('Outside Directors'). Each individual initially elected as an Outside Director at the Annual Meeting or at any annual or special meeting of shareholders occurring after the Annual Meeting will receive a grant of Restricted Shares equal in value to one-half of the annual retainer fee scheduled to be paid to the Outside Director for his first year of service as a director of Coltec in accordance with Coltec's policy for such payments at that time. The date of grant of such Restricted Shares will be the date of the applicable annual or special meeting. The per share value of the Restricted Shares will be the average closing price of a share of Common Stock as reported on the New York Stock Exchange Composite Trading Tape for the date of grant and the four preceding trading days.

     The Restricted Shares may not be sold, transferred, assigned, conveyed, pledged, encumbered, hypothecated or in any manner disposed of during the period beginning on the date of grant and ending on the date the Outside Director ceases to be an Outside Director. Any Outside Director who is granted Restricted Shares shall not be entitled to delivery of stock certificates representing such Restricted Shares until the expiration of the restricted period.

     In the event of an Outside Director's removal (other than for cause) or termination as a member of the Board, the restrictions on the Restricted Stock will lapse. In the event of the removal of the Outside Director from the Board of Directors for cause, the Restricted Stock will be forfeited as of the date of such removal.


     Certain individuals initially elected as Outside Directors on or prior to July 11, 1996 have agreed to accept Restricted Shares under the 1997 Directors Restricted Stock Plan in lieu of any pension benefits such Outside Directors would have been eligible to receive under the terminated pension arrangement previously discussed. Restricted Shares will be granted to each of these Outside Directors at such times and in such amounts as specified on Exhibit A to the 1997 Directors Restricted Stock Plan. Such Restricted Shares also shall be subject to the terms and conditions generally applicable to Restricted Shares under the 1997 Directors Restricted Stock Plan.

     It is not possible at the present time to predict the number of shares that will be issued under the 1997 Directors Restricted Stock Plan to Outside Directors. The 1997 Directors Restricted Stock Plan is administered by the Chief Executive Officer ('CEO') of Coltec. The CEO has authority under the 1997 Directors Restricted Stock Plan to interpret, administer and apply it, and to determine whether the removal of an Outside Director is for cause.

     Subject to certain limitations set forth in the plan document, the Board of Directors has the right to amend or terminate the 1997 Directors Restricted Stock Plan at any time.

     Assuming the nominees named by the Board of Directors of Coltec for election to the Board of Directors are elected at the 1997 annual shareholders meeting, four Outside Directors will be eligible to participate in the 1997 Directors Restricted Stock Plan.

     Subject to certain limitations set forth in the plan document, the Board of Directors has the right to amend or terminate the 1997 Directors Restricted Stock Plan at any time.

     The following table sets forth the benefits that will be received by Outside Directors under the 1997 Directors Restricted Stock Plan, as proposed. No benefit will be received by an employee or executive officer of Coltec under the proposed plan.

                               NEW PLAN BENEFITS

                1997 RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

NAME AND POSITION                                                            DOLLAR VALUE           NUMBER OF UNITS
--------------------------------------------------------------------------   ------------           ---------------
All current non-executive officer directors as a group                         $ 31,233(1)(2)            (2)(3)

------------------
(1) For individuals first elected as Outside Directors at the Annual Meeting, the dollar value is equal to one-half of the annual retainer fee scheduled to be paid to the Outside Director. In 1997, one-half of the annual retainer fee is $12,500 (or $15,000 if Chairperson of a committee of the Board of Directors).

(2) Restricted Shares will be granted to certain individuals elected as Outside Directors on or prior to July 11, 1996 at such times and in such amounts as specified in Exhibit A to the 1997 Directors Restricted Stock Plan, which is attached to this Proxy Statement as Exhibit A.

(3) For purposes of this table, units are Restricted Shares. The number of Restricted Shares to be granted to individuals first elected as Outside Directors at the Annual Meeting will be determined as of the date of the Annual Meeting by dividing $12,500 (or $15,000 if such individual serves as Chairperson of a committee of the Board of Directors) by the average closing price of the Common Stock as reported on the New York Stock Exchange Composite Trading Tape for the date of the Annual Meeting and the four trading days preceding the Annual Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax consequences related to the issuance of Restricted Shares to Outside Directors under the 1997 Directors Restricted Stock Plan. This discussion is intended for information of shareholders considering how to vote at the 1997 annual meeting and not as tax guidance to Outside Directors who participate in the 1997 Directors Restricted Stock Plan.

     An Outside Director generally will not recognize any income for income tax purposes at the time the Outside Director receives the Restricted Shares and will not recognize income until the restrictions lapse, except to the extent that the Outside Director receives dividends with respect to the Restricted Shares. An amount equal to the fair market value of the Restricted Shares at the time the restrictions lapse generally will be includible in the gross income of the Outside Director for income tax purposes for the year in which the restrictions lapse. If the Outside Director makes a special election pursuant to
Section 83(b) of the Internal Revenue Code, as amended, by filing a written statement with the Internal Revenue Service and Coltec within 30 days after receipt of the Restricted Shares, the fair market value of the Restricted Shares will be recognized by the Outside Director as taxable income upon receipt. The fair market value for this purpose is determined without regard to the restrictions that will lapse after the end of the restricted period. If a
Section 83(b) election is made, no deduction may be taken by the Outside Director in the event the Restricted Shares are forfeited.

     Coltec will receive a corresponding deduction in the same amount that the Outside Director recognizes as taxable income at the same time that the Outside Director recognizes such income.

     Any dividends received by the Outside Director on the Restricted Shares prior to the lapse of the restrictions are taxed to the Outside Director as compensation and are deductible by Coltec. If, however, the value of the Restricted Shares is includible in the gross income of the Outside Directors before the restrictions lapse pursuant to a Section 83(b) election, dividends on such shares will be dividend income to the Outside Director and will not be deductible by Coltec. If an Outside Director forfeits previously taxed

Restricted Shares, Coltec is required to include in income any deductions that it claimed with respect to the forfeited Restricted Shares.

             PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as the auditors of Coltec, to serve at the pleasure of the Board of Directors for l997. A member of that firm will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions by shareholders.

     The shareholders of Coltec are asked to consider and act upon the matter of ratifying the appointment of Arthur Andersen LLP. Approval of this Proposal 3 by the shareholders will require the affirmative votes of the holders of a majority of the shares of Common Stock voting at the meeting (assuming a quorum is present). The Board of Directors recommends approval of this Proposal 3. All proxies will be voted in accordance with instructions contained thereon. If no specific instructions are given, the persons named as proxies in the accompanying form will vote FOR Proposal 3.

                                 OTHER MATTERS

     In addition to the use of the mails, proxies may be solicited, at the expense of Coltec, by employees and directors of Coltec personally or by telephone, facsimile transmission, telegram or other means of communication. In addition, Kissel-Blake Inc. has been retained by Coltec as soliciting agent and will be paid a fee of $5,500 by Coltec for this service. Coltec will reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock.

     As of the date of this Proxy Statement, management has no knowledge of any business other than that described herein that will be presented for consideration at the meeting. In the event any other business is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by December 5, 1997, by the Secretary of Coltec (at the address set forth on page one of this Proxy Statement) for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                 ANNUAL REPORTS

     Coltec's 1996 Annual Report to Shareholders, which contains financial statements for the year ended December 31, 1996, accompanies this Proxy Statement. Coltec's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, will be made available (without exhibits), free of charge, to interested shareholders upon written request to the Secretary of Coltec (at the address set forth on page one of this Proxy Statement).

                                          By order of the Board of Directors


                                          John W. Guffey, Jr.
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Charlotte, North Carolina
April 4, 1997

                            YOUR VOTE IS IMPORTANT.

TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL
           IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                                                       EXHIBIT A

                         1997 RESTRICTED STOCK PLAN FOR
                               OUTSIDE DIRECTORS
                                       OF
                             COLTEC INDUSTRIES INC

     1. Purpose of Plan. The purposes of the 1997 Restricted Stock Plan for Outside Directors of Coltec Industries Inc (the 'Plan') are to enable the Company to retain qualified persons who are not employees of the Company to serve as members of the Board of Directors of the Company and to replace the pension arrangement for Outside Directors that previously was adopted by the Board of Directors on July 14, 1982.

     2. Definitions. Throughout this Plan, the following terms shall have the meanings indicated:

          (a) 'Board' shall mean the Board of Directors of the Company.

          (b) 'Common Stock' shall mean the common stock of the Company, par value $.01 per share.

          (c) 'Company' shall mean Coltec Industries Inc, a Pennsylvania corporation.

          (d) 'Exchange Act' shall mean the Securities Exchange Act of 1934, as amended.

          (e) 'Fair Market Value' shall mean the average of the closing prices for the Common stock as reported on the New York Stock Exchange Composite Trading Tape for the date of determination and the four preceding trading days.

          (f) 'First Election Date' shall mean the date of an individual's first election to the board as an Outside Director by the shareholders of the Company.

          (g) 'Outside Director' shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries (excluding any Director who has the right to a pension provided by the Company or any subsidiary).

          (h) 'Restricted Period' shall mean the period beginning on the Outside Director's First Election Date and ending on the date that the Outside Director ceases to be an Outside Director.

          (i) 'Restricted Stock' shall mean Common Stock issued to Outside Directors under this Plan which is subject to the restrictions set forth herein.

     3. Participation. All outside Directors whose First Election Date occurs after July 11, 1996 shall participate in the Plan and be granted Restricted Stock in accordance with the provisions of Section 4 hereof. Certain Outside

Directors whose First Election Date occurred on or prior to July 11, 1996 shall participate in the Plan and be granted Restricted Stock only in accordance with the provisions of Section 5 hereof.

     4. Grants of Restricted Stock to Outside Directors First Elected After July 11, 1996. Each Outside Director whose First Election Date occurs after July 11, 1996 shall receive, as of such First Election Date, the number of whole shares of Restricted Stock which equals

          (a) one-half of the annual retainer fee scheduled to be paid to the Outside Director in consideration of his first year of service as a director of the Company in accordance with the Company's policy for such payments in effect on the First Election Date

          (b) divided by the Fair Market Value of one share of Common Stock on his First Election Date.

    Fractional shares of .50 or more shall be rounded up to the next share. Fractional shares of less than .50 shall be disregarded.

     5. Grants of Restricted Stock to Outside Directors First Elected On or Prior to July 11, 1996. Attached hereto as Exhibit A is a list of certain Outside Directors whose First Election Date occurred on or prior to July 11, 1996, each of whom was eligible to receive pension benefits under the pension arrangement adopted by the Board on July 14, 1982. Such pension arrangement has been terminated and each of the Outside Directors listed on Exhibit A hereto has agreed to accept shares of Restricted Stock under this Plan in lieu of and in complete satisfaction of the pension benefits such Outside Directors have and would have accrued and been eligible to receive under the aforementioned pension arrangement. Shares of Restricted Stock will be issued to each of these Outside Directors at such times and in such amounts and in accordance with the terms and conditions specified on Exhibit A hereto. Such shares of Restricted Stock also shall be subject to all other terms and conditions of general applicability to the Restricted Stock issued under this Plan.

     6. No Delivery of Certificate. The stock certificates representing Restricted Stock granted to an Outside Director hereunder shall be held by the Company, and the Outside Director shall not be entitled to delivery thereof until the expiration of the Restricted Period.

     7. Rights as Shareholder and Otherwise during Restricted Period. Except as otherwise provided herein, an Outside Director to whom Restricted Stock has been awarded shall have the entire beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends and the right to vote such Restricted Stock. However, prior to the expiration of the Restricted Period, an Outside Director shall not either voluntarily or involuntarily sell, transfer, assign, convey, pledge, encumber, hypothecate or in any manner dispose of the Restricted Stock.


     8. Expiration of Restricted Period: Exception for Cause. Upon the expiration of the Restricted Period and receipt of stock certificates for the shares of Restricted Stock, the Outside Director (or his beneficiary in the event of his death) may transfer his Common Stock, subject to any applicable federal or state laws that restrict such transfer. Notwithstanding the foregoing, in the event an Outside Director is removed from the Board for 'cause,' the Restricted Stock granted to such Outside Director immediately shall be forfeited as of the date of the Outside Director's removal from the Board. The determination of whether an Outside Director has been removed from the Board for 'cause' shall be determined by the Chief Executive Officer of the Company.

     9. Other General Restrictions on Restricted Stock. Restricted Stock may not be granted to an Outside Director unless and until (i) a registration statement under the Securities Act of 1933, as amended, pertaining to the Restricted Stock has been duly filed and declared effective and the Restricted Stock has been duly qualified under applicable state securities or blue sky laws or (ii) the Board, in its sole discretion after securing the advice of counsel, determines that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws.

     Without limiting the foregoing, if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Restricted Stock under any state or federal law or on any securities exchange, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of Restricted Stock, such Restricted Stock may not be granted unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. In addition, if at any time the Board shall determine in its discretion that the grant of the Restricted Stock would violate any securities laws, then such Restricted Stock may not be granted until such time as the Board shall determine that such grant may be effected other than in violation of such laws.

     10. Administration. The Plan shall be administered by the Chief Executive Officer of the Company. All questions of interpretation, administration and application of the Plan shall be determined by the Chief Executive Officer of the Company. The Chief Executive Officer shall not be liable for any determination, action or failure to act in connection with the administration of the Plan except for the Chief Executive Officer's own willful misconduct.

     11. Amendment, Suspension or Termination of Plan. The Plan may be altered, amended, suspended or terminated at any time by the Board; provided, however, that any amendment which under the requirements of applicable law, including the rules and regulations of any national securities exchange on which the Common Stock may be listed, must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such law; and provided further, that any amendment requiring action pursuant to Rule 16b-3(d) of the Exchange Act in order to ensure that the Common Stock will be exempt from Section 16(b) of the Exchange Act, or any successor provision, shall not be effective unless and until such action has been taken in compliance with such rule.

     Notwithstanding the foregoing, no termination or amendment of the Plan may affect any Outside Director's rights under the provisions of the Plan with respect to Restricted Stock theretofore granted under the Plan without the consent of the Outside Director so affected.

     12. No Right to Reelection. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's shareholders, nor confer upon any Outside Director the right to remain a member of the Board for any period of time.

     13. No Restriction on Company's Right to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     14. Approval by Shareholders. No Restricted Stock shall be granted pursuant to this Plan unless and until this Plan has been approved, to the extent such approval is required by law or by any self-regulatory organization, by the shareholders of the Company.

     15. Governing Law. This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of North Carolina.

     16. Headings. Titles and headings to sections in this Plan are inserted for reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan.

     17. Construction of Terms. Any reference herein to the masculine shall include the feminine or neuter, and any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. The words 'hereof,' 'herein,' 'hereunder' and any other similar compounds of the word 'here' shall mean and refer to the entire Plan and not to any particular provision or section.

                                   EXHIBIT A
                 TO THE 1997 RESTRICTED STOCK PLAN FOR OUTSIDE
                       DIRECTORS OF COLTEC INDUSTRIES INC

     Special Grants of Restricted Stock to Certain Outside Directors Whose
           First Election Date Occurred On or Prior to July 11, 1996

                                                                   FIRST             GRANT             VALUE OF
                           NAME                                ELECTION DATE         DATE*         RESTRICTED STOCK**
----------------------------------------------------------     -------------      -----------      ------------------

Joel Moses................................................         6/11/92           6/11/97           $18,733.18
                                                                                     6/11/98           $ 4,068.25
                                                                                     6/11/99           $ 4,420.15
                                                                                     6/11/00           $ 4,805.86
                                                                                     6/11/01           $ 5,229.55
                                                                                     6/11/02           $ 5,696.05

Richard A. Stuckey........................................         6/21/94           6/21/99           $53,961.22
                                                                                     6/21/00           $11,921.72
                                                                                     6/21/01           $13,205.19
                                                                                     6/21/02           $14,669.87

Joseph R. Coppola.........................................        10/12/94          10/12/99           $59,608.53
                                                                                    10/12/00           $13,205.19
                                                                                    10/12/01           $14,669.87

------------------
 * The named individual must be an Outside Director on the indicated date of grant in order to receive the Restricted Stock. If the individual has ceased to be an Outside Director as of such date, all remaining outstanding grants of Restricted Stock shall be forfeited.

** The Outside Director shall receive the number of whole shares of Restricted
   Stock which equals the monetary amount listed divided by the Fair Market Value of one share of Common Stock on the date of grant. Fractional shares of .50 or more shall be rounded up to the next share. Fractional shares of less than .50 shall be disregarded.

Coltec Industries                            Coltec Industries Inc
[LOGO]                                       3 Coliseum Centre
                                             2550 West Tyvola Road
                                             Charlotte, North Carolina

                          THIS PROXY IS SOLICITED
                    ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JOHN W. GUFFEY, JR., and DAVID D. HARRISON, and each of them, with full power of substitution, as proxy or proxies to vote all stock of Coltec Industries Inc owned by the undersigned, with like effect as if the undersigned were personally present and voting at the annual meeting of shareholders of Coltec Industries Inc to be held at 9:30 a.m., local time, on Thursday, May 8, 1997, at The Park Hotel, 2220 Rexford Road, Charlotte, North Carolina, and at any adjournment or adjournments thereof, on the items of business set forth on the reverse side hereof and on such other business as may properly come before the meeting and hereby revokes any proxy or proxies heretofore given.

 This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.



                           FOLD AND DETACH HERE

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

Please mark your votes as indicated in this example /X/

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

FOR ALL NOMINEES STANDING FOR ELECTION  / /      WITHHELD FOR ALL  / /

Proposal 1- Election of the following nominees as
Directors:

Joseph R. Coppola           David I. Margolis
William H. Grigg            Joel Moses
John W. Guffey, Jr.         Richard A. Stuckey
David D. Harrison

A vote FOR the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

Withhold for the following only (Write the name of the nominee(s) in the space below)

-----------------------------------


Proposal 2- 1997 Restricted Stock Plan for Outside Directors

FOR     AGAINST      ABSTAIN

/ /       / /          / /



Proposal 3- Appointment of Independent Public Accountants

FOR     AGAINST      ABSTAIN

/ /       / /          / /



Signatures(s) _________________________ Dated __________, 1997

Note: Please sign as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

                           FOLD AND DETACH HERE

                      CONFIDENTIAL VOTING INSTRUCTIONS

                                        -----------------------------------
                                                   Common Stock

The shares to which these instructions relate will be voted as directed. If no direction is given when the duly executed instructions are returned, the shares will be voted in the same proportion as instructions are received for shares credited to the accounts of participants in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan.

         PLEASE MARK YOUR CHOICE LIKE THIS:  |X| IN BLUE OR BLACK INK

         The undersigned hereby instructs the Trustees of the Walbar Canada Inc. Employee Savings and Profit Sharing Plan, to vote all stock of Coltec Industries Inc credited to my account in the Walbar Canada Inc. Employee Savings and Profit Sharing Plan at the annual meeting of shareholders of Coltec Industries Inc to be held at 9:30 a.m., local time, on Thursday, May 8, 1997, at The Park Hotel, 2220 Rexford Road, Charlotte, North Carolina, and at any adjournment or adjournments thereof, on the items of business set forth below and on such other business as may properly come before the meeting.

PROPOSAL 1 -          Election of the following nominees as Directors:
                      Joseph R. Coppola, William H. Grigg, John W. Guffey,
                      Jr., David D. Harrison, David I. Margolis, Joel Moses and Richard A. Stuckey.

Instructions to vote for the nominees includes discretionary authority to vote for a substitute nominee if any of the nominees listed becomes unable or unwilling to serve.

FOR ALL NOMINEES STANDING FOR ELECTION |_|

WITHHELD FOR ALL NOMINEES |_|

Withheld for the following only (write
the name of the nominee(s) in the space below)


--------------------------------------

PROPOSAL 2 -         1977 Restricted Stock Plan for Outside Directors

        FOR                        AGAINST                     ABSTAIN
        |_|                          |_|                         |_|

PROPOSAL 3 -         Appointment of Independent Public Accountants

        FOR                        AGAINST                     ABSTAIN
        |_|                          |_|                         |_|

                                       DATE:___________________________________

                                       SIGNATURE:______________________________